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                                                                    EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Independent Accountants" in Amendment No. 2 to the Registration Statement (Form S -2, No. 333-65240) and related prospectus of Molecular Diagnostics, Inc. (formerly Ampersand Medical Corporation) and Subsidiaries for the registration of 37,503,259 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2001, with respect to the consolidated financial statements and schedule of Molecular Diagnostics, Inc. (formerly Ampersand Medical Corporation) and Subsidiaries included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



Chicago, Illinois
September 28, 2001